KPMG LLP
Suite 1400
2323 Ross Avenue
Dallas, TX 75201-2721

October 6, 2017
Securities and Exchange Commission
Washington, D.C. 20549
Ladies and Gentlemen:
We are currently principal accountants for Alon USA Partners, LP and, under the date of February 27, 2017, we reported on the consolidated financial statements of Alon USA Partners, LP as of and for the years ended December 31, 2016 and 2015, and the effectiveness of internal control over financial reporting as of December 31, 2016. On October 3, 2017, we were notified that Alon USA Partners, LP engaged Ernst & Young, LLP as its principal accountant, effective for Successor reporting periods commencing July 1, 2017, and that the auditor-client relationship with KPMG LLP will cease upon completion of the audit of Alon USA Partners, LP’s Predecessor consolidated financial statements as of and for the six months ended June 30, 2017, and the issuance of our report thereon. We have read Alon USA Partners, LP’s statements included under Item 4.01 of its Form 8-K dated October 6, 2017, and we agree with such statements, except that we are not in a position to agree or disagree with Alon USA Partners, LP’s statement that Ernst & Young, LLP were not engaged regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on Alon USA Partners, LP’s consolidated financial statements.
Very truly yours,
(signed) KPMG LLP